EXHIBIT 99.1


[ZIM LOGO]


                         ZIM Announces Management Change

Ottawa, Canada - December 30, 2004 - ZIM Corporation (OTCBB: ZIMCF), a leading mobile application developer and service provider for the global SMS (Short Message Service) channel, today announced that Tony Davidson has stepped aside as Chief Technical Officer and Vice President, Engineering effective December 29, 2004. As a reflection of the Corporation's streamlined organizational structure, ZIM has realigned the Chief Technical Officer and Vice President, Engineering responsibilities to other positions within the organization.

"As Tony moves on to pursue new challenges, we would like to thank him for his contribution to the success of ZIM and wish him the best for the future," said Dr. Michael Cowpland, President and Chief Executive Officer of ZIM.

About ZIM Corporation
ZIM is a public company in the United States quoted on the NASDAQ owned and operated OTCBB under the ticker symbol "ZIMCF". ZIM is a leading mobile application developer and service provider for the global SMS channel. ZIM's products include mobile e-mail and office tools, such as ZIM SMS Office and ZIM SMS Mail, and its message delivery services include Bulk SMS, Premium SMS and Location Based Services (LBS). ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.



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For more information:

Jeremy Melhuish
Vice President
Communications and Marketing
ZIM Corporation

Text: +16138515144
Phone: 1 613.727.1397 ext. 171
E-mail: jmelhuish@zim.biz